Exhibit 99.1

Verso Corporation Reports Fourth Quarter and Full Year 2018 Financial Results

MIAMISBURG, Ohio, Feb. 28, 2019 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the fourth quarter and full year of 2018.

Fourth Quarter 2018 Highlights:

  Net sales up $56 million, or 9%, from fourth quarter 2017.
  Net income of $86 million, up 139% from fourth quarter 2017; $2.44 per diluted share; $22 million special item.
  Adjusted EBITDA of $96 million, up 48% versus fourth quarter 2017.
  No debt outstanding, $26 million of cash and cash equivalents at December 31, 2018.

Overview
"Considerable sales growth, materially enhanced profitability and $211 million in debt reduction marked 2018 as a fantastic, banner year in Verso's history," said Verso Chief Executive Officer B. Christopher DiSantis. "With stronger pricing, effective mix management, and new Specialty and Packaging products as underlying drivers, we continue to explore every available opportunity to capitalize on our strengthened balance sheet, build a more diversified, sustainable business, and create value for our stockholders."

Results of Operations – Comparison of Three Months Ended December 31, 2018 to Three Months Ended December 31, 2017

	Three Months Ended December 31,		Three Month
(Dollars in millions)	2017	2018	$ Change
Net sales	$ 639	$ 695	$ 56
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	560	579	19
Depreciation and amortization	28	28	-
Selling, general and administrative expenses	26	24	(2)
Restructuring charges	1	(1)	(2)
Other operating (income) expense	1	2	1
Operating income	23	63	40
Interest expense	9	1	(8)
Other (income) expense	(14)	(24)	(10)
Income before income taxes	28	86	58
Income tax expense (benefit)	(8)	-	8
Net income	$ 36	$ 86	$ 50

Comments on Results of Operations - Comparison of Three Months Ended December 31, 2018 to Three Months Ended December 31, 2017

  Net sales in the fourth quarter of 2018 increased by $56 million or 9% compared to the prior year. This growth in sales is primarily attributable to higher specialty paper and pulp sales volume, an increase in packaging paper volume from the restart of previously shuttered No. 3 paper machine at our Androscoggin Mill, increased price across all product lines and favorable product mix, partially offset by general softening of demand for coated papers.
  Operating income was $63 million in the fourth quarter of 2018, an increase of $40 million compared to the fourth quarter of 2017. This increase in operating income is primarily attributable to favorable average net selling price and product mix, lower SG&A expense and lower restructuring charges, partially offset by decreased total sales volume, higher raw material costs and higher planned major maintenance costs, primarily because of timing related to major maintenance outages.
  SG&A expense in the fourth quarter of 2018 decreased $2 million compared to the same period in 2017, primarily attributable to lower costs associated with our strategic alternatives initiative.
  Restructuring charges in the fourth quarter of 2018 decreased $2 million compared to the same period in 2017, primarily attributable to the closure and relocation of the Memphis office headquarters and closure of our Wickliffe Mill in 2017.
  Interest expense in the fourth quarter of 2018 decreased $8 million over the same period in 2017, driven by the reduction in amounts outstanding under our revolving credit facility and the payoff of our term loan on September 10, 2018.
  Other (income) expense in the fourth quarter of 2018 includes $22 million of income related to a countervailing duty Settlement Agreement with certain Canadian producers of supercalendered paper. Additionally, the fourth quarter of 2018 and 2017 include income of $3 million and $7 million, respectively, associated with the non-operating components of net periodic pension cost (income) in connection with the adoption of a new accounting standard in the first quarter of 2018. Other (income) expense in the fourth quarter of 2017 also includes $7 million of income related to the extinguishment of our obligation in December 2017 in connection with the unwind of a New Market Tax Credit transaction.

Results of Operations - Comparison of 12 Months Ended December 31, 2018 to 12 Months Ended December 31, 2017

	Twelve Months Ended December 31,		Twelve Month
(Dollars in millions)	2017	2018	$ Change
Net sales	$ 2,461	$ 2,682	$ 221
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,250	2,321	71
Depreciation and amortization	115	111	(4)
Selling, general and administrative expenses	107	102	(5)
Restructuring charges	9	1	(8)
Other operating (income) expense	1	(5)	(6)
Operating income (loss)	(21)	152	173
Interest expense	38	33	(5)
Other (income) expense	(21)	(52)	(31)
Income (loss) before income taxes	(38)	171	209
Income tax expense (benefit)	(8)	-	8
Net income (loss)	$ (30)	$ 171	$ 201

Comments on Results of Operations - Comparison of 12 Months Ended December 31, 2018 to 12 Months Ended December 31, 2017

  Net sales in the twelve months ended December 31, 2018 increased by $221 million or 9% compared to the prior year. This increase in sales is primarily attributable to higher specialty paper sales volume, increased price across all product lines and favorable product mix, partially offset by lower volume in graphic paper and external pulp sales. Total volume was down by 32 thousand tons driven by general softening of demand for coated papers, and a reduction in external pulp sales due to internal pulp needs, partially offset by an increase in packaging paper volume from the restart of previously shuttered No. 3 paper machine at our Androscoggin Mill.
  Operating income was $152 million in the twelve months ended December 31, 2018, an increase of $173 million when compared to an operating loss of $21 million in the prior year. This increase in operating income is primarily attributable to favorable average net selling price and product mix, decreased downtime and lower depreciation, SG&A and restructuring expenses. These increases were partially offset by higher raw material costs across all categories including chemicals, energy, wood fiber, and purchased pulp, higher freight costs, and higher planned major maintenance costs, primarily because of bi-annual major maintenance expenses at our Quinnesec Mill and a significant outage at our Wisconsin Rapids Mill.
  Depreciation and amortization expenses in the twelve months ended December 31, 2018 were lower than the twelve months ended December 31, 2017, attributable to capacity reductions at our Androscoggin Mill, in which $6 million of accelerated depreciation was recognized in the first quarter of 2017 in connection with the temporary idling of the No. 3 paper machine.
  SG&A expense in the twelve months ended December 31, 2018 decreased $5 million compared to 2017, primarily attributable to cost reduction initiatives implemented across the Company, partially offset by higher costs associated with our strategic alternatives initiative and non-cash equity award expense.
  Restructuring charges in the twelve months ended December 31, 2018 decreased $8 million compared to 2017, primarily attributable to the closure and relocation of the Memphis office headquarters and closure of our Wickliffe Mill in 2017.
  Other operating (income) expense in the twelve months ended December 31, 2018 includes a $9 million gain on the sale of our Wickliffe Mill, partially offset by fees associated with our prior Chapter 11 Cases.
  Interest expense in the twelve months ended December 31, 2018 decreased $5 million over 2017, driven by the reduction in amounts outstanding under our revolving credit facility and the payoff of our term loan on September 10, 2018, partially offset by non-cash interest expense from the accelerated amortization of debt issuance cost and discount resulting from the voluntary principal prepayments and excess cash flow payments on the term loan.
  Other (income) expense in the twelve months ended December 31, 2018 includes $42 million of income related to the Settlement Agreement. Additionally, the twelve months ended December 31, 2018 and 2017 include income of $12 million and $14 million, respectively, associated with the non-operating components of net periodic pension cost (income) in connection with the adoption of a new accounting standard in the first quarter of 2018. Other (income) expense in the twelve months ended December 31, 2017 also includes $7 million of income related to the extinguishment of our obligation in December 2017 in connection with the unwind of a New Market Tax Credit ("NMTC") transaction.

Guidance

The Company is providing the following guidance:

  2019 First Quarter
    Net Sales of $625-640 million.
    Capital Expenditures of $16-20 million.
    Cash pension funding of $7-9 million.
    Cash income taxes of zero.
  Strategic expectations for 2019
    Reinvesting in mills (higher maintenance and capital expenditures expected).
    Potential union contract ratification.
    Cash pension to be equal to 2018.

Presentation of Predecessor and Successor Financial Results

The Company adopted fresh-start reporting as of July 15, 2016 (the "Effective Date"), the effective date of its First Modified Third Amended Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code dated June 20, 2016, and the date that Verso emerged from its Chapter 11 Cases. As a result of the application of fresh-start reporting, the Company's financial statements for periods prior to the Effective Date are not comparable to those for periods subsequent to the Effective Date. References to "Successor" refer to the Company on or after the Effective Date. References to "Predecessor" refer to the Company prior to the Effective Date. Operating results for the Successor and Predecessor periods are not necessarily indicative of the results to be expected for a full fiscal year. References such as the "Company," "we," "our" and "us" refer to Verso Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facility. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the presented periods:

	Predecessor	Successor
	January 1, 2016	July 15, 2016	Three Months	12 Months	Three Months	12 Months
	Through	Through	Ended	Ended	Ended	Ended
	July 14,	December 31,	December 31,	December 31,	December 31,	December 31,
(Dollars in millions)	2016	2016	2017	2017	2018	2018
Net income (loss)	$ 1,178	$ (32)	$ 36	$ (30)	$ 86	$ 171
Income tax expense (benefit)	-	(20)	(8)	(8)	-	-
Interest expense	39	17	9	38	1	33
Depreciation and amortization	100	93	28	115	28	111
EBITDA	$ 1,317	$ 58	$ 65	$ 115	$ 115	$ 315
Adjustments to EBITDA:
Reorganization items, net (1)	(1,338)	-	-	-	-	-
Restructuring charges (2)	151	11	1	9	(1)	1
Non-cash equity award compensation (3)	4	1	-	1	2	8
Androscoggin PM No. 3 startup (4)	-	-	-	-	-	10
Countervailing duty settlement (5)	-	-	-	-	(22)	(42)
Fresh start accounting adjustments (6)	3	46	-	-	-	-
(Gain) loss on sale or disposal of assets (7)	(57)	2	2	3	-	(8)
Pre- and post-reorganization costs (8)	6	8	-	1	1	4
Other severance costs (9)	2	3	1	6	-	-
Strategic initiatives costs (10)	-	-	3	3	-	5
Extinguishment of NMTC obligation (11)	-	-	(7)	(7)	-	-
Other items, net (12)	7	4	-	3	1	3
Adjusted EBITDA	$ 95	$ 133	$ 65	$ 134	$ 96	$ 296

(1)	Net gains associated with the Chapter 11 Cases.
(2)

For 2016, charges are primarily associated with the closure of the Wickliffe Mill, of which $137 million is non-cash. For 2017 and 2018, charges are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill.

(3)	Amortization of non-cash incentive compensation.
(4)	Costs incurred in connection with the upgrade of previously shuttered No. 3 paper machine and pulp line at the Androscoggin Mill.
(5)	Countervailing duty settlement gains pursuant to the Settlement Agreement.
(6)	Non-cash charges related to the one-time impacts of adopting fresh start accounting.
(7)	Realized (gains) and losses on the disposal of assets, which are primarily attributable to the sale of hydroelectric facilities in January 2016 and the sale of the Wickliffe Mill in September 2018.
(8)	Costs incurred in connection with advisory and legal services related to planning for and emerging from the Chapter 11 Cases.
(9)	Severance and related benefit costs not associated with restructuring activities.
(10)	Professional fees and other charges associated with the strategic alternatives initiative.
(11)	Extinguishment of obligation in December 2017 in connection with the unwind of a New Market Tax Credit (NMTC) transaction entered in 2010.
(12)

Costs associated with the indefinite idling of the Wickliffe Mill and unrealized losses (gains) on energy-related derivative contracts in 2016, costs incurred in connection with the re-engineering of information systems and costs associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill in 2017, and other miscellaneous adjustments in 2016, 2017 and 2018.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the first quarter of 2019, our ability to strengthen our balance sheet and other strategic expectations for 2019. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2018 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Thursday, February 28, 2019 at 1 p.m. (EST) to discuss fourth quarter and full year 2018 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 6892200 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and fourth quarter and full year 2018 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/29518 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10129152. The replay will be available starting at 3 p.m. (EST) Thursday, February 28, 2019, and will remain available until March 28, 2019. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 3 p.m. (EST) Thursday, February 28, 2019, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; or Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com